Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2019, relating to the financial statements and financial highlights of EAFE Fund, EAFE Choice Fund, EAFE Pure Fund, Emerging Markets Fund, Global Alpha Equity Fund, Global Select Equity Fund, International Concentrated Growth Fund, International Equity Fund, International Smaller Companies Fund, Long Term Global Growth Equity Fund, Positive Change Equity Fund, and U.S. Equity Growth Fund, each a series of Baillie Gifford Funds, for the year or period ended December 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Fund Investments”, “Other Key Service Providers”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

April 26, 2019